EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Integra Bank Corporation on Form S-3 of our report, dated March 12, 2008, with respect to the consolidated financial statements of Integra Bank Corporation and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K of Integra Bank Corporation for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC
Louisville, Kentucky
July 28, 2008